Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-79755 on Form N-1A of our reports dated January 14, 2025 relating to the consolidated financial statements and consolidated financial highlights of Fidelity Growth Company Fund, Fidelity Series Growth Company Fund, and Fidelity Growth Company K6 Fund, each a fund of Fidelity Mt. Vernon Street Trust for the year ended November 30, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” or “Independent Registered Public Accounting Firms” in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 21, 2025